Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

     We consent to the incorporation by reference in this Registration Statement on Form S-8, of our report dated April 15, 2025, with respect to our audits of the financial statements of ECD Automotive Design, Inc. as of December 31, 2024 and 2023, and for the years then ended, which includes an explanatory paragraph regarding substantial doubt about its ability to continue as a going concern, and appears in the Company’s 2nd Amended Annual Report on Form 10-K/A for the year ended December 31, 2024.

Very truly yours,

/s/ Barton CPA PLLC

Cypress, Texas

September 2, 2025